Exhibit 99.1

23andMe Special Committee responds to CEO’s take-private proposal

SOUTH SAN FRANCISCO, Calif., August 2, 2024 (GLOBE NEWSWIRE) – The Special Committee of the Board of Directors of 23andMe Holding Co. (Nasdaq: ME), a leading human genetics and biopharmaceutical company, today sent the following letter to Anne Wojcicki, Chief Executive Officer, Co-Founder, and Chair of the Board of Directors of 23andMe, in response to Ms. Wojcicki’s previously disclosed preliminary non-binding indication of interest to acquire all of the outstanding shares of 23andMe not owned by her or her affiliates or any other stockholder that she invites to roll over their shares for cash consideration of $0.40 per share of Class A Common Stock or Class B Common Stock:

Dear Anne,

We are writing in response to your preliminary, conditional, non-binding proposal dated July 29, 2024.

We are disappointed with the proposal for multiple reasons, including because it provides no premium to the closing price per share on Wednesday, July 31st, it lacks committed financing, and it is conditional in nature. Accordingly, we view your proposal as insufficient and not in the best interest of the non-affiliated shareholders. Therefore, we are not prepared to move forward under the terms provided. Importantly, we request that you immediately withdraw your stated intent to oppose any alternative transaction so that we can fully assess whether there is interest from third parties in a transaction that would maximize value for all shareholders.

Our expectation after months of work was that you would submit a fully-financed, fully-diligenced, actionable proposal that is in the best interests of the non-affiliated shareholders. We understand that your potential sources of financing continue to analyze the opportunity and to do their due diligence. We further understand that these financing sources may be in a position in two weeks to present the opportunity to their respective investment committees. With that in mind, the Special Committee is prepared to provide you and your potential investors with a limited amount of additional time to submit a revised proposal in line with our expectation.

That revised proposal should not be subject to further diligence, and should be accompanied by fully committed financing, including an equity commitment letter(s) on customary terms, that would fully finance the potential transaction. In addition, your revised proposal should not contemplate that the unaffiliated shareholders would bear the cost of your deal expenses. And any revised proposal must continue to be conditioned irrevocably upon the approval of the Special Committee and a majority of the unaffiliated shareholders (as we understand your current proposal is, from your letter and prior communications).

In the absence of a revised offer at a more appropriate price per share that meets the other requirements set forth above, we will pursue other alternatives in striving to maximize value for all shareholders. In that regard, given both the lack of certainty regarding a path forward with you and your potential investors and the current liquidity position of the Company, in parallel with your work to submit a revised bid, we intend to immediately begin the process of engaging a consultant to advise the Special Committee on a revised business plan that would provide the Company with a path to a more sustainable financial profile and achieving profitability. In your capacity as CEO, we expect your full support in these efforts.

Very truly,

Special Committee

There can be no assurance that the foregoing will result in any particular outcome, and 23andMe does not intend to comment further on these matters until 23andMe determines that additional disclosure is appropriate or required by law.

Wells Fargo is serving as financial advisor to the Special Committee, and Dechert LLP is serving as legal advisor to the Special Committee.

About 23andMe

23andMe is a genetics-led consumer healthcare and biopharmaceutical company empowering a healthier future. For more information, please visit www.23andMe.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding 23andMe’s strategy, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “predicts,” “continue,” “will,” “schedule,” and “would” or, in each case, their negative or other variations or comparable terminology, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on 23andMe’s current expectations and projections about future events and various assumptions. 23andMe cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on 23andMe’s forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The statements made herein are made as of the date of this press release and, except as may be required by law, 23andMe undertakes no obligation to update them, whether as a result of new information, developments, or otherwise.